Exhibit 99.1

Provider Network Alert
OCTOBER 2008
The Dental Care Plus Group Clarifies Company
Policy on Dental Fees for Noncovered Services
Recently, the American Dental Association has raised questions about dental carrier contracts prohibiting dentists from charging above the maximum allowable fee schedule for services not covered by the carrier’s benefit plans. Because we anticipate some related questions from providers, DCPG is offering a summary of our policy.
The Dental Care Plus Group does not include such far-reaching restrictions in our HMO and PPO provider network contracts. Starting in June 2008, DCPG began issuing provider network contracts with language that clarifies the company’s policy and how it applies. The policy and its administration has not changed since 1999.
Summary of Policy
1.	For covered services, the participating dentist may only directly bill a HMO or PPO member for supplemental charges (co-pays and deductibles). If any amount is covered for a service, the dentist can only bill for supplemental charges.
2.	The dentist may bill the DCPG member his/her usual and customary fee for non-covered services.
3.	Non-covered services include services completed after the member’s annual maximum has been reached.
     For more information, please contact DCPG Provider Relations at 800-367-9466 or 513-554-1100.

DCPG Considering Private Share Offerings for 2009
The Dental Care Plus Group is considering new private share offerings commencing in 2009. DCPG believes its provider-friendly, provider-owned strategy is a point of differentiation with relevance to dentists in their practices as well as in their personal investment portfolios. In 2007, DCPG’s book value per share increased by more than 12 percent. Company SEC filings are available at www..sec.gov under Company Filings under DCP Holding CO.